Exhibit 10.1
October 16, 2008
Robert De Vaere
2815 Crystal Ridge Road
Encinitas, CA 92024

Re:	Amendment to Employment Agreement
Dear Bob:
The purpose of this letter is to set forth amendments to the employment agreement between you and IDM Pharma, Inc. dated May 2, 2007 (the “Agreement”) in connection with you providing services to the Company at the reduced level of forty percent. The terms of such amendments are set forth below and will take effect on October 16, 2008. Except as specifically amended by this letter, the terms of the Agreement shall remain in full force and effect.
Section 2.1 of the Agreement, entitled “Loyalty,” is stricken in its entirety, and replaced with the following provision:
     “Loyalty. During the Executive’s employment by the Company, the Executive shall devote forty percent (40%) of his business energies, interest, and productive time to the proper and efficient performance of the Executive’s duties under this Agreement, which shall equate to two (2) days per week.”
Section 3.1 of the Agreement, entitled “Base Salary,” is amended to provide for the payment to you of base salary at the reduced annualized rate of one-hundred twenty four thousand four hundred dollars ($124,400) per year, in accordance with the reduction in the amount of time you will spend providing services to the Company.
Section 3.2 of the Agreement, entitled “Discretionary Bonus,” is amended to provide that your eligibility for a Discretionary Bonus shall be capped at a maximum of $49,760, in accordance with the reduction in the amount of time you will spend providing services to the Company.

IDM Pharma, Inc.	9 Parker, Suite 100	Irvine, CA 92618-1605 USA	TEL. +1.949.470.4751	FAX +1.949.470.6470	www.idm-pharma.com

Sections 4.4.2 of the Agreement, and 4.4.3 of the Agreement (providing for a severance benefit in the event your employment should be terminated without Cause or for Good Reason), are hereby deleted in their entirety and replaced with the following provision:
          “Payment upon termination. Upon the termination of the Executive’s employment, whether by the Company or by the Executive, the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligation to pay wages to the Executive under this Agreement, except as provided by law.”
Section 4.4.5 of the Agreement is hereby deleted in its entirety.
Section 4.8 of the Agreement, regarding Internal Revenue Code 409A is hereby deleted in its entirety.
Please signify your agreement to the foregoing amendments by signing as indicated below and returning your signature to me.
Sincerely,
/s/ Timothy P. Walbert
IDM Pharma, Inc.
Timothy P. Walbert
President & CEO
I have read and agree and consent to the foregoing amendments of my employment agreement.

Dated	10/20/08	/s/ Robert De Vaere

Robert De Vaere